Exhibit 21


     Subsidiary                              State of Incorporation

Wampler Foods, Inc.                               Virginia
P. O. Box 7275
Broadway, VA  22815

Cassco Ice & Cold Storage, Inc.                   Virginia
75 W. Bruce Street
Harrisonburg, VA  22801

May Supply Company, Inc.                          Virginia
P. O. Box 347
Harrisonburg, VA  22801












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